Wire One Technologies, Inc.
                                 225 Long Avenue
                           Hillside, New Jersey 07205

                                                                October 31, 2000

Mr. Jonathan Birkhahn
258 Riverside Drive, #8D
New York, New York 10025


Dear Jon:

     This letter, when accepted by you, shall constitute an employment agreement between Wire One Technologies, Inc. (the "Company") and you. The Company and you hereby agree as follows:

     1. The Company hereby employs you as Executive Vice President and General Counsel for the three-year period (herein called the "Employment Period") commencing on November 30, 2000 (the "Start Date") (it being understood that the Employment Period shall continue on an "at will" basis following the initial three years thereof). You accept such employment and agree to diligently and faithfully perform such services as shall from time to time be reasonably assigned to you, consistent with your position and title, by, or pursuant to a resolution of, the Company's Board of Directors or its senior management, and to diligently and faithfully devote your entire business time, skill and attention to the performance of such services. You shall be required to report only to the Company's President and Chief Executive Officer, and your base of operations shall be at the Company's main office in New York City, provided that your services shall be performed periodically in the Company's New Jersey headquarters.

     2. (a) Your base salary compensation for the one-year period of the Employment Period commencing on (i) the Start Date shall be payable at the annual rate of $235,000, (ii) the first anniversary of the Start Date shall be payable at the annual rate of $260,000 and (iii) the second anniversary of the Start Date shall be payable at the annual rate of $285,000. During each year of the Employment Period, you shall also be entitled to a bonus if the Company, in its sole discretion, so determines. Any compensation payable pursuant to this paragraph 2(a) shall be paid in accordance with the Company's normal payroll policy.

        (b) Subject to the provisions of this subparagraph (b), the Company agrees to grant to you on the Start Date a stock option (the "Option") under the Company's 2000 Stock Incentive Plan (the "Plan") to purchase 250,000 shares of the Company's common stock (the "Common Stock"), at an exercise price equal to the closing price of the common stock on the NASDAQ National Market on the Start Date. Your right to exercise the Option shall vest as follows: 25% (i.e., as to 62,500 shares of Common Stock) on the date that is six months following the Start Date; 25% on the first anniversary of the Start Date; 25% on the second anniversary of the Start Date and 25% on the final day of the Employment Period, provided that, in the event of a "Change in Control" (as that term is defined in the Plan), your right to purchase all shares subject to the Option that are not then vested shall automatically, without any further action, immediately vest.

        The foregoing, as well as such other terms and conditions as the Company may deem appropriate, shall be set forth in a definitive stock option agreement in the Company's customary form. Your rights as an optionee shall, to the extent not inconsistent with this agreement, be governed by the terms of such stock option agreement and the Plan. The Company shall cause the shares of Common Stock issuable upon the exercise of the Option to be registered on Form S-8 and/or Form S-3 (or any successor form) under the Securities Act of 1933, as amended.

        (c) You shall be entitled to (i) participate on the same basis as the other senior executives (i.e., executive vice president or higher) of the Company in any health insurance, hospitalization, life insurance, 401(k), profit-sharing, car allowance or other employee benefit plan in effect with respect to such senior executives, (ii) four weeks' paid vacation annually, to be scheduled consistent with the Company's reasonable business requirements,
(iii) reimbursement of expenses reasonably incurred by you in connection with the performance of your duties hereunder, provided that you promptly furnish documentation therefor reasonably satisfactory to the Company and (iv) the same caliber of air, hotel and other travel arrangements as the other senior executives of the Company.

     3. (a) In the event of your death, the Employment Period shall automatically terminate, effective upon the date of your death. In the event that you are unable to perform the duties required of you pursuant to this Agreement for either one hundred twenty (120) consecutive days, or one hundred eighty (180) days in the aggregate, during the Employment Period by reason of illness or other physical incapacity, the Company may, after the expiration of such period, terminate the Employment Period.

        (b) In the event that the Company terminates the Employment Period without Cause (without limitation of your other rights and remedies in such event), (i) your right to exercise the Option shall nevertheless continue to vest in accordance with subparagraph 2(b) and (ii) you shall not be under any obligation to attempt to mitigate your damages arising from such termination nor shall the Company be entitled to offset against such damages any of your earnings from sources other than the Company during the one-year period following such termination. For purposes of this agreement, "Cause" is defined as your failure to perform services, or to comply with any of your other covenants, under this agreement, which failure is material to this agreement and remains uncured for five (5) business days following your receipt of written notice thereof from the Company.

     4. Except as required in connection with the performance of your services to the Company, you shall not, during or after the termination of the Employment Period, use or disclose to any person, partnership or corporation any confidential business information or trade secrets of the Company obtained or learned by you during the Employment Period. You also agree that you shall not, for a period of one (1) year following the termination of the Employment Period, induce any employee of the Company to terminate his or her employment with the Company.

     5. You hereby agree that all ideas, creations, improvements and other works of authorship created, developed, written or conceived by you at any time during the Employment Period are works for hire within the scope of your employment and shall be the property of the Company free of any claim whatever by you or any person claiming any rights or interests through you.

     6. You hereby agree to indemnify and hold the Company harmless from and against any and all loss, damage, cost and expense, including reasonable attorneys' fees, incurred by the Company as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by you. The Company hereby agrees to indemnify and hold you harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by you as a result of, arising out of or in connection with (i) a violation of any term or condition of this Agreement required to be performed or observed by the Company or (ii) your performance of your services in accordance with this agreement.

     7. This agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey and constitutes the entire agreement, and shall supersede any prior agreement, between the parties hereto on the subject matter hereof. No waiver or modification of the terms or conditions hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators and executors.


                                               Yours very truly,

                                               WIRE ONE TECHNOLOGIES, INC.

                                               By:
                                                   -----------------------------
                                                   Richard Reiss
                                                   President and CEO
ACCEPTED

- -----------------------
Jonathan Birkhahn


                                        3